Exhibit 10.23

2016 FORM OF RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement #

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made as of the award date set forth in the grant, between WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Wolverine”), and the employee accepting the grant (“Employee”).

The Wolverine World Wide, Inc. Stock Incentive Plan of 2013 (the “Plan”) is administered by the Compensation Committee of Wolverine’s Board of Directors (the “Committee”). The Committee has determined that Employee is eligible to participate in the Plan. The Committee has awarded restricted stock to Employee, subject to the terms and conditions contained in this Agreement and in the Plan.

Employee acknowledges receipt of a copy of the Plan and accepts this restricted stock award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

1.    Award. Wolverine hereby awards to Employee shares of Wolverine’s common stock, $1 par value, as set forth in the grant, and subject to restrictions imposed under this Agreement and the Plan (the “Restricted Stock”).

2.    Transferability. Until the restrictions lapse as set forth in paragraph 3 below, the Plan provides that Restricted Stock granted under this Agreement is generally not transferable by Employee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock are exercisable during Employee’s lifetime only by Employee, Employee’s guardian, or legal representative. Wolverine shall place an appropriate code upon the representing shares of Restricted Stock awarded under this Agreement and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

3.    Lapsing of Restrictions. Except as otherwise provided in this Agreement, the restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse as follows: Twenty-Five Percent (25%) on the third anniversary, Twenty-Five Percent (25%) on the fourth anniversary and the final Fifty Percent (50%) on the fifth anniversary of the grant date. The periods during which Restricted Stock is subject to restrictions imposed by the Plan and under this Agreement shall be known as “Restricted Periods.”

4.    Registration and Listing; Securities Laws.

(a)    The Restricted Stock award under this Agreement is conditional upon (i) the effective registration or exemption of the Plan and the Restricted Stock granted there under the Securities Act of 1933 and applicable state or foreign securities laws, and (ii) the effective listing of the stock on the New York Stock Exchange.

(b)    Employee hereby represents and warrants that Employee is acquiring the Restricted Stock awarded under this Agreement for Employee’s own account and investment and without any intent to resell or distribute the Restricted Stock. Employee shall not resell or distribute the Restricted

Stock after any Restricted Period except in compliance with such conditions as Wolverine may reasonably specify to ensure compliance with federal and state securities laws.

5.    Termination of Employment Status.

(A) If the Employee’s employment with Wolverine or any of its subsidiaries is terminated during any Restricted Period, all Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to Wolverine, except that Restricted Stock subject to this Agreement shall vest (immediately in the circumstances described in 5(A)(a) and 5(A)(b)) upon the occurrence of any of the following events: (a) death; (b) disability (as defined in Wolverine’s Long-Term Disability Plan) resulting in termination of employment; or (c) the voluntary termination by the Employee of all employment with Wolverine and its subsidiaries if the Employee has attained 59 years of age and ten years of service as an employee of Wolverine or its subsidiaries, absent a determination to the contrary by the Compensation Committee (after taking into consideration the Factors, as defined in 5(C), below) within fourteen days following a termination of employment (the “Determination Period”) and, unless there has been a Change in Control (as defined in the Plan) of Wolverine within the past two years, provided that Employee signs an Acceleration Agreement (as defined in 5(C), below) before the expiration of the Determination Period.

(B) In the absence of any contrary determination by the Compensation Committee during the Determination Period and provided Employee has entered into an Acceleration Agreement before the expiration of the Determination Period and otherwise meets the conditions of 5(A)(c), unvested Restricted Stock shall vest on the date immediately following the last day of the Determination Period.

(C) For purposes of this Paragraph 5, “Factors” that would result in a determination to the contrary by the Compensation Committee shall include the Employee’s: (i) inadequate job performance; (ii) inadequate notice of resignation; (iii) intention for comparable future employment at a third party organization; (iv) intention for future employment or other service or advisory relationship with a competitor of the Company; or (v) any other similar consideration. For purposes of this Paragraph 5 an “Acceleration Agreement” means a form agreement provided by Wolverine that includes a waiver of claims and non-competition, non-solicitation, and non-disparagement provisions in favor of Wolverine.

6.    Employment by Wolverine. The award of Restricted Stock under this Agreement shall not impose upon Wolverine or any subsidiary any obligation to retain Employee in its employ for any given period or upon any specific terms of employment. Wolverine or any subsidiary may at any time dismiss Employee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Employee.

7.    Stockholder Rights.    During the Restricted Period, Employee shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by Employee as if Employee held unrestricted common stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Agreement or the Plan. Any non-cash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as those relating to the Restricted Stock awarded under this Agreement. After the restrictions applicable to the Restricted Stock lapse, Employee shall have all stockholder rights, including the right to transfer the shares, subject to such conditions as Wolverine may reasonably specify to ensure compliance with federal and state securities laws.

8.    Withholding. Wolverine or one of its subsidiaries shall be entitled to (a) withhold and deduct from Employee’s future wages (or from other amounts that may be due and owing to Employee from Wolverine or a subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock award under this Agreement, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Stock; or (b) require Employee promptly to remit the amount of such withholding to Wolverine or a subsidiary before taking any action with respect to the Restricted Stock. Unless the Committee provides otherwise, withholding may be satisfied by withholding common stock to be received or by delivery to Wolverine or a subsidiary of previously owned common stock of Wolverine.

9.    Effective Date. This award of Restricted Stock shall be effective as of the grant date set forth in the grant.

10.    Amendment. This Agreement shall not be modified except in a writing executed by the parties hereto.

11.    Agreement Controls. The Plan is incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.

WOLVERINE WORLD WIDE, INC.

/s/ Michael D. Stornant
Michael D. Stornant
Sr Vice President and Chief Financial Officer